Exhibit 99.1

REPORT OF THE INDEPENDENT CONSULTANT

TO MBIA INC.

July 24, 2007

Independent Consultant

Lankler Siffert & Wohl LLP

500 Fifth Avenue

New York, N.Y. 10110

(212) 921-8399

TABLE OF CONTENTS

I.		BACKGROUND	1

II.		CAPITAL ASSET HOLDINGS GP, INC.	3
	A.	Historic Overview	3
	B.	Summary of Findings	5
		1. Overview	5
		2. No Hiding of Losses or Intentional Wrongdoing	6
		3. MBIA’s Accounting Did Not Violate GAAP	9

III.		US AIRWAYS 1998-1 REPACKAGING TRUST	13
	A.	Historic Overview	13
	B.	Summary of Findings	14
		1. Overview	14
		2. No Nefarious Motive in How MBIA Structured Its Remediation	15
		3. No Nefarious Motive in Accounting for the Transaction as an Investment	16
		4. No Evidence that MBIA Acted Improperly In Concluding the Assets Were Not Impaired in 2002	17
		5. No Evidence that MBIA Made Any Material Misrepresentations to Reinsurers	18

IV.		REVIEW OF THE DESIGN AND IMPLEMENTATION OF THE AUDIT COMMITTEE REVIEW	20
	A.	Historic Overview	20
	B.	Summary of Findings	21

i

This report sets forth a summary of our findings on each of the issues that we reviewed. It does not reflect all of the facts that we learned from the documents we reviewed or the witnesses we interviewed. Likewise, it does not detail all of the analyses that we performed. During our review, the Independent Consultant had regular meetings and telephone conferences with the regulators, and these details and analyses were discussed. Our report includes a discussion of the background of our review and our findings with respect to Capital Asset Holdings GP, Inc. (“Capital Asset”) and the US Airways 1998-1 Repackaging Trust. Our report also includes a review of the design and implementation of the audit committee review.

I. BACKGROUND

On October 28, 2005, MBIA Inc. (“MBIA”) submitted an Offer of Settlement (the “Offer”) to the U. S. Securities and Exchange Commission (“SEC”) in connection with MBIA’s involvement with certain insured bonds issued by the Allegheny Health, Education and Research Foundation (“AHERF”).

As part of the terms of the Offer, MBIA agreed to, inter alia, retain an independent consultant (“IC”) to review the following:

•	MBIA’s accounting for, and disclosures concerning, its investment in Capital Asset Holdings GP, Inc.;

•	MBIA’s accounting for, and disclosures concerning, its exposure on notes issued by the US Airways 1998-1 Repackaging Trust; and

•

the design of the review conducted on behalf of the Audit Committee of MBIA’s board of directors by Promontory Financial Group LLC, of MBIA’s compliance organization and monitoring systems, internal audit functions, governance process and other controls including risk management, records management policies and procedures (“Audit Committee Review”), and the implementation of any recommendations by Promontory.

MBIA submitted similar offers of settlement to the New York State Attorney General’s Office (“NYAG”) and the New York State Insurance Department (“NYSID”).

The regulators and MBIA agreed that, while formal approval of the Offer was pending, the IC could be selected and begin its review. The law firm of Lankler, Siffert & Wohl LLP (“LSW”) and John S. Siffert were retained as IC in July 2006. The Offer was ultimately approved, and on January 29, 2007, the SEC instituted an Order Instituting Cease-And-Desist Proceedings, Making Findings, and Imposing a Cease-And-Desist Order Pursuant to Section 8A of the Securities Act of 1933 and Section 21C of the Securities Exchange Act of 1934 (the “Order”). The Order set forth the terms of the IC’s retention and the scope of the review.

During our review, LS&W reviewed over 214,000 pages of documents. We conducted nearly 50 witness interviews. We also retained an accounting expert to assist us in analyzing accounting and disclosure issues. In addition, we considered and reviewed the submissions made by third parties.

MBIA and its lawyers fully cooperated in producing documents to us and facilitating the interviews of its current and former employees. No witnesses refused to be interviewed.

Set forth below is a summary of our findings on each of the issues we reviewed.

II. CAPITAL ASSET HOLDINGS GP, INC.

A. Historic Overview

Our review determined that the following occurred:

In 1996, as part of a diversification effort, MBIA bought a minority interest in Capital Asset, a West Palm Beach-based company that specialized in purchasing and servicing delinquent tax liens. At the time of MBIA’s investment, Capital Asset already owed over $450M to its primary lender, Lehman Commercial Paper Inc., on a short-term warehouse facility. Also at the time of its investment, MBIA extended to Capital Asset an additional amount of debt financing that was subordinate to the Lehman facility.

After MBIA made its investment, Lehman began to restrict the credit it was willing to extend to Capital Asset, thus causing an immediate need for additional sources of capital. Capital Asset exacerbated this situation by continuing to pursue a business strategy that relied upon debt-financing for the continued acquisition of new tax lien assets. MBIA filled this need by increasing the size of its subordinated lending, and by persuading Lehman to continue to lend based upon an increasing surety guaranty from the MBIA holding company. Through these increasing commitments, MBIA’s economic exposure to Capital Asset increased significantly. (MBIA ultimately ended up guaranteeing 100% of Capital Asset’s warehouse line.) What began as a $15M equity investment and a $40M subordinated lending, eventually grew to an economic exposure that totaled several hundred million dollars.

Between May 1996 and September 1999, Capital Asset engaged in three asset securitizations to raise proceeds to pay down the Lehman warehouse and/or MBIA’s subordinated lending. The first two securitizations, known as CARF97 and CARF98, were structured through off-balance sheet special purpose vehicles. The third securitization, which was known as CARF99, was structured through a blackbox conduit operated by Bear Stearns. The money from the securitizations, all of which were guaranteed by MBIA’s insurance subsidiary, paid down the outstanding Lehman facility and/or the subordinated debt from MBIA. This paydown had the effect of transferring the economic risk-of-loss from the MBIA holding company to the insurance subsidiary, and is the cornerstone fact of most of the allegations of wrongdoing that have been raised against MBIA. Each of the three securitizations ultimately suffered large losses, which were reflected in MBIA’s case basis reserve activity.

The three securitizations occurred over the same time period that MBIA was starting to realize that Capital Asset suffered from a host of operational problems, such as under-performing computer systems, difficulty in servicing the tax liens effectively, and an increasingly contentious relationship with Capital Asset’s founder. In December 1998, in order to gain control over the situation, MBIA purchased the remaining equity interest of Capital Asset’s founder, and assumed a majority control. After removing the founder, MBIA tried to sell down its interest in Capital Asset to a minority position or to exit the business entirely. MBIA’s efforts in the Spring of 1999 to find a buyer or investor in Capital Asset were unsuccessful. Eventually, after MBIA realized that no buyer on acceptable terms would be forthcoming, the company took a large $102M pre-tax writedown of its investment in Capital Asset. In 1999, Capital Asset exited the lien origination business. (The company continued only as a servicing entity for the outstanding tax lien securitizations.) In September 1999, Capital Asset securitized the remainder of its tax lien portfolio in CARF99.

The three securitizations were accounted for off-balance sheet from Capital Asset. MBIA accounted for its investment in Capital Asset under the equity method for most relevant time periods, including after December 1998 when it was a majority owner. (MBIA consolidated Capital Asset for FY 1999, after the company had securitized nearly all of its tax liens assets and retired the corresponding Lehman debt.) MBIA did not disclose the Lehman warehouse facility guaranty in its contingent liability footnote on the 1998 10-K.

B. Summary of Findings

1. Overview

We have concluded that MBIA engaged in no deliberate hiding of losses or other wrongdoing. Instead, the record shows that at various points in time, MBIA attempted in good faith to work through certain operational issues at Capital Asset—including, most significantly, Capital Asset’s need for capital relief due to the impending expiration of its Lehman warehouse facility, which MBIA had guaranteed. MBIA’s insurance subsidiary ultimately participated as a guarantor of the Capital Asset securitizations, the proceeds of which were used to provide capital relief. We found no evidence, however, that these transactions were entered into for the purpose of hiding losses, even though each of the securitizations subsequently suffered significant financial losses.

We also have concluded that MBIA’s accounting treatment for Capital Asset did not violate Generally Accepted Accounting Principles (“GAAP”). During our review, we particularly focused on whether MBIA’s accounting either intentionally or inadvertently violated GAAP by understating the financial exposure to Capital Asset. Among the GAAP issues we reviewed were:

•	whether MBIA should have accounted for its investment in Capital Asset using a different methodology after it acquired a majority ownership in December 1998;

•	whether MBIA’s 10-K should have disclosed in a footnote the guaranty extended to Lehman, Capital Asset’s primary lender;

•	whether MBIA’s case basis reserves were taken at the correct time and in the correct amount; and

•	whether MBIA properly accounted for the three securitizations off-balance sheet.

With respect to each of these issues, we have concluded that MBIA’s accounting treatment did not violate GAAP, although in two instances, we found that MBIA’s actions were not the preferred approach.

In section II(B)(2) below, we explain our reasons for concluding that MBIA engaged in no hiding of losses or other intentional wrongdoing relating to Capital Asset.1 In section II(B)(3) below, we set forth the accounting issues we reviewed, and why we concluded that MBIA’s treatment did not violate GAAP.

2. No Hiding of Losses or Intentional Wrongdoing

First, MBIA in 2Q 1999 took a pretax writedown of $102M for its investment in Capital Asset. This writedown wiped out MBIA’s equity investment and wrote off all but $23M of the subordinated debt that MBIA had extended to Capital Asset. The documentary evidence and witness interviews show that MBIA’s estimate for the $102M writedown was done in good faith. The modeling assumptions and methodology used in the valuation effort that preceded the writedown were reasonable. (We also found no evidence that before MBIA began these

[1]

We also reviewed a number of miscellaneous allegations raised by MBIA critics, as well as other hypothesized wrongdoings that are not detailed within this executive summary. Without exception, we found no wrongdoing by MBIA. Other issues reviewed included:

•	alleged statements-against-interest made by MBIA in its Mediation Statement with Heitmeyer

•	alleged statements-against-interest made by MBIA representatives during a Capital Asset board meeting that was surreptitiously captured on video

•	alleged statements-against-interest made by senior MBIA officers in which the existence of a “fraud” at Capital Asset was acknowledged

•	alleged related-party dealings by MBIA to “prop up” the Capital Asset securitizations

•	alleged improper reason for changing the unallocated loss reserve formula

•	alleged improper reason for buying out Heitmeyer

•	alleged connection between the Capital Asset securitizations and MBIA’s AHERF losses

•	alleged improper reason for changing PWC audit partners.

valuation efforts in May 1999, the company was aware of large losses.) The valuation analyses were performed by experienced analysts under no pressure to reach a particular result. The decision to take the $102M writedown was directed by the MBIA board, and was consistent with the high end of the range of estimated impairment that could have been supported by the analysts’ work. Even though there is evidence that its auditors likely would have accepted a representation that no loss accrual was necessary, MBIA took the writedown because it believed that it could no longer sustain its carrying value for Capital Asset due to a failed sales process. MBIA’s statements made at the time of the writedown also support our conclusion that the $102M writedown was taken in good faith, because MBIA’s statements acknowledged that the writedown had been triggered by MBIA’s realization that the remaining collateral—which was destined for CARF99—was impaired; this statement is inconsistent with the idea of hiding losses in CARF99.

Second, we found it difficult to believe that MBIA would take the large writedown while still “hiding known losses” in the CARF99 securitization, which closed only a few months later. This is particularly true since Jay Brown only recently had been appointed MBIA’s CEO, and thus he had a motive to state the full extent of the writedown in order to reveal any losses at Capital Asset that had been incurred during his predecessor’s tenure. The existence of the large writedown immediately prior to the third securitization supports the conclusion that there was no hiding of losses.

Third, we found that MBIA’s valuation and analysis for the CARF99 securitization, which followed the $102M writedown, also was done in good faith. The same MBIA analysts who conducted the pre-writedown valuation analysis led the analysis for the securitization, and they employed reasonable assumptions free of pressure from management to achieve a particular result. The methodology tracked the existing guidance from S&P on how tax lien securitizations should be analyzed. The documentary evidence shows that MBIA believed that it was structuring the CARF99 deal to an investment grade standard. Moreover, the analysis was reviewed and approved as reasonable by a PWC valuation expert.

Fourth, we found no reason to disbelieve the MBIA witnesses who told us that they had disclosed the material aspects of CARF99 to the rating agencies before and after the deal was done. Indeed, the documents we saw confirmed that MBIA disclosed to the rating agencies the key fact that the proceeds from the securitization would be used to retire the warehouse facility guaranteed by MBIA and a line of subordinated debt from MBIA. The fact that MBIA disclosed this “risk shifting” characteristic of CARF99 supports the notion that the third securitization was not being used for an improper purpose. Although MBIA did not seek a contemporaneous shadow rating for the CARF99 deal, we believe this was because of a lack of time rather than a desire to conceal the deal; documents show that MBIA believed it had less than one month to complete the deal before the Capital Asset warehouse facility would expire. (Lehman later agreed to a one-month extension.) In view of the compressed time frame MBIA thought it had to consummate the deal, MBIA first orally disclosed the basic deal mechanics to the agencies, then subsequently shared an internal “implied shadow rating” analysis that MBIA had performed. That analysis concluded, based upon methodology similar to what S&P would have used, that the underlying deal was structured to an investment grade level. We found no evidence that MBIA concealed or attempted to conceal material aspects of CARF99 from the rating agencies.

Finally, we reviewed various characteristics of the CARF99 deal that initially raised suspicions. We looked at MBIA’s use of a conduit structure instead of a non-blackbox structure, the direct approval by MBIA’s Executive Risk Committee and bypassing of the Underwriting

Committee, the use of a special purpose vehicle named “caulis negris” (which loosely (mis)translates as “black hole”), the lack of reinsurance on the transaction as compared with the earlier deals, and certain internal MBIA emails on a variety of topics. After reviewing each of these issues, however, we found no evidence of wrongdoing. For example, when we did a closer analysis of some of the emails that initially raised concerns, we were able to conclude that the emails were authored at an early phase of a transaction and did not reflect what was done in the final transaction. In other instances, we were unable to conclude that the emails evidenced wrongdoing after taking into account the full context in which they were written and other evidence of good faith behavior.

3. MBIA’s Accounting Did Not Violate GAAP

We reviewed whether MBIA accounted for Capital Asset in such a manner that failed to disclose the company’s full exposure to Capital Asset. We have concluded that none of MBIA’s accounting violated GAAP, although in two instances, the better practice would have involved application of a different accounting method.

First, in December 1998, MBIA bought out Capital Asset’s founder and thereby acquired an 86% majority interest in the company. From 4Q 1998 until 3Q 1999, MBIA continued to employ the equity method of accounting for Capital Asset, rather than accounting for the company on a consolidated basis. During this period, the Lehman line ranged from $100M to approximately $172M at its peak. We have concluded that the better practice under GAAP would have been for MBIA to consolidate Capital Asset as of 4Q 1998 (as it started doing for FY 1999) under FAS 94 because of MBIA’s then majority ownership of Capital Asset. We concluded, however, that MBIA’s choice of the equity method was not a violation of GAAP under FAS 94 because consolidation of Capital Asset was immaterial to MBIA: the company’s ratings, metrics, and financials would not have been materially altered by a consolidated presentation. For example, consolidation of Capital Asset for 1998 would not have jeopardized the insurance subsidiary’s triple-A rating or the holding company’s AA rating. Consolidation also would have had no impact on income statement measurements (such as EPS and P/E). Moreover, consolidation would not have materially altered MBIA’s debt-to-equity ratio. The Lehman debt likely would have been ignored by the rating agencies because it was collateralized operating debt as opposed to unsecured debt. Even if it had been considered, MBIA’s total debt level would not have exceeded any bright line criteria that would have jeopardized MBIA’s rating.

Additionally, as a matter of qualitative materiality, analysts would not have been concerned with MBIA’s Capital Asset exposures at the time, because they were focused on emerging market CDO and healthcare exposures during the relevant time period, not MBIA’s non-core tax lien business which the company was trying to exit. We found no evidence that MBIA failed to consolidate Capital Asset based upon a desire to hide its exposure to the company. Its non-consolidated accounting treatment was approved by PWC.

Second, although from April 1998 until September 1999, MBIA guaranteed on behalf of Capital Asset a varying amount of Capital Asset’s Lehman warehouse facility, MBIA’s 10-K footnote on contingent liabilities did not disclose this guaranty. We have concluded the better practice under GAAP would have been for MBIA to disclose the Lehman guaranty in an appropriate 10-K footnote. We also concluded, however, that this non-disclosure was immaterial, and therefore that the non-disclosure did not violate GAAP. A number of factors influenced this conclusion, including the following: the amount guaranteed by MBIA was at all times immaterial to the company’s financial statements, particularly on an after-tax basis;

although MBIA did not disclose the guaranty in its financial statements, it did disclose the guaranty in a conference call and to at least one ratings agency analyst, without any discernable reaction by the market or the analyst; the guaranty was collateralized by tax liens that MBIA believed in good faith had significant value and that in hindsight, did have at least some value; and MBIA’s economic exposure under the guaranty was already partially disclosed through the company’s prior revelations of more junior exposures to Capital Asset. We found no evidence that MBIA’s non-disclosure of the guaranty was an intentional omission.

Third, we examined and found no evidence that the timing or amount of MBIA’s case basis reserve activity violated GAAP. To the contrary, MBIA’s contemporaneous surveillance efforts were reasonable and conducted in good faith. None of MBIA’s surveillance reports contained evidence that MBIA attempted to use the case reserve activity to “leak” known losses out gradually over time. Instead, the record was clear that at all junctures, MBIA believed it was taking reasonable efforts to remediate various problems that arose with the Capital Asset securitizations. (We did see some documents suggesting that in a stressed scenario, MBIA thought that it might suffer losses on the CARF97 securitization, however, those analyses did not obligate MBIA under GAAP to take a loss reserve, because the losses were more akin to “reasonable worst case” scenarios, rather than the company’s determination of “estimable and probable” losses.) At no time did MBIA learn that the Capital Asset securitizations contained large, inevitable losses. Last, we are persuaded that MBIA’s loss reserving activities were proper because the group at MBIA responsible for credit surveillance was structured to operate independently of underwriting employees, and we found no evidence that the loss reserving group failed to act independently of the employees involved with the Capital Asset transactions.

Finally, we reviewed MBIA’s accounting for the Capital Asset securitizations as off balance sheet qualifying special purpose entities (“QSPEs”) under FAS125. We ultimately reviewed nearly two dozen issues relating to FAS1252, and in most instances found that MBIA’s accounting treatment clearly complied with GAAP. In a small number of instances, we found that the underlying GAAP rule was unclear or involved subjective accounting decisions, and that MBIA’s accounting treatment fell within an acceptable, although debatable, range. We also found that MBIA extensively involved its outside auditors and legal counsel and relied upon them in structuring the securitizations.

[2]	We reviewed various accounting issues, including:

•

whether non-financial assets were included in any of the securitizations, thus disqualifying them from FAS125 treatment (e.g., CARF98 residual indirectly holding real estate; “incipient foreclosure” of CARF99 liens as non-financial assets in substance; Florida tax deeds in CARF97 and CARF98; Southeast Diversified Note as non-financial asset)

•

whether any of the QSPE “autopilot” rules of FAS125 were violated due to specific authorized conduct that the securitization trust(s) could conduct (e.g., purchasing of subsequents; purchasing of additional batches of liens from Pittsburgh; powers enumerated in the CARF99 LLC agreement)

•

whether the FAS125 requirement that the transferor give up “effective control” over the securitized assets was violated (e.g., Heitmeyer’s ability to purchase “imminently foreclosable” liens; conditional call option held by MBIA insurance subsidiary and servicer, both of which were affiliates of Capital Asset)

•

whether the CARF99 QSPE failed to “hold title” to the tax liens as required in FAS125 because, at the time of closing, it had only entered into a purchase and sale agreement to buy the liens from Capital Asset, and had not officially recorded the sale of those liens

•	whether tax liens were “financial assets” within the meaning of FAS125 because they were “imposed” obligations levied by a municipality, rather than “contractual” obligations voluntarily entered into

•	whether the various “true sale” and “substantive nonconsolidation” opinions were adequate documentation of the “legal isolation” requirement in FAS125

•

whether the fact that the CARF99 trust was obligated, as a condition of MBIA’s buyout of Heitmeyer, to identify for Heitmeyer certain “imminently foreclosable” liens to give Heitmeyer the right of first refusal, violated the “autopilot” rules in FAS125 imposed on QSPEs

•

whether adequate documentation existed to show that the various gain-on-sale calculations for all three securitizations were done in accordance with the various FAS125 requirements, such as that the transferor must consider the value of any retained servicing interest, etc; and

•

whether the CARF99 securitization held non-financial assets in substance by virtue of its sole membership in the “Caulis Negris Realty LLC” special purpose vehicle, which was a $7M on-balance sheet SPV that contained real estate assets.

III. US AIRWAYS 1998-1 REPACKAGING TRUST

A. Historic Overview

Our review determined that the following occurred:

In 1987 and 1988, 21 series of equipment trust certificates (“ETCs”) were issued for 21 Boeing 737 planes. Teachers Insurance held an average debt interest of 40% in these ETCs. In 1998, Teachers sold its interest to a structure, the Repackaging Trust, packaged by MBIA and Credit Suisse First Boston (“CSFB”). The Repackaging Trust was an enhanced equipment trust certificate (“EETC”) structure consisting of $98 million of debt. MBIA wrapped $72 million of this debt, which became the class A notes. The remaining $26 million of debt was held by class B and C noteholders. MBIA obtained reinsurance for 50% of the $72 million. The Repackaging Trust Indenture called for CSFB to provide payments for 21 months in the event of a default by the airline.

In July 2002, US Air failed to make its lease payment, and CSFB paid. US Air subsequently filed for bankruptcy in August 2002. Without awaiting a claim on its policy, MBIA paid off the class A notes and foreclosed on the Repackaging Trust, thus eliminating the B and C noteholders. This placed MBIA in the best position to control negotiations with US Air on the 21 planes.

We found that MBIA had legitimate business reasons for its remediation strategy. We also determined that MBIA’s outside counsel and an airline financing consultant to MBIA developed the remediation strategy at issue. The remediation strategy was not initiated by MBIA.

MBIA treated this transaction as an investment, not an insurance loss, but it obtained coverage from the reinsurers as part of the remediation. The Insurance Department later determined that MBIA should have accounted for the transaction as an insurance loss in its

Annual Statement filed with the Insurance Department. In 2004, MBIA restated its statutory accounting to reflect the transaction as an insurance loss. Regulators questioned MBIA’s motives for the remediation and the initial statutory accounting treatment.

B. Summary of Findings

1. Overview

As set forth below in section III(B)(2), we conclude that MBIA did not structure the remediation of the Repackaging Trust transaction for the purpose of converting an insurance loss into an investment.

As set forth below in section III(B)(3), we found no evidence that MBIA acted with any nefarious motive in accounting for the transaction as an investment rather than as a paid loss. We started with the assumption that the Insurance Department correctly determined that MBIA should have accounted for the transaction as a paid loss. We could find no practical advantage to MBIA in initially accounting for the transaction as an investment.

As set forth below in section III(B)(4), we found no evidence of any nefarious motive or willful misconduct in how MBIA valued the assets in connection with the remediation. MBIA premised the remediation on the conclusion that it would “break even” on its investment. For this reason, MBIA did not book an impairment in 2002. In calculating the remarketing lease rates that it could reasonably expect to obtain, MBIA used more conservative numbers than Standard & Poor’s (“S&P”) data suggested. MBIA used a 5.68% discount rate in its cash flow analysis to support its determination in 2002 that there was no impairment, and we found no improper motive in relying on this rate.

As set forth below in section III(B)(5), we found no evidence that MBIA made any material misrepresentations to reinsurers in order to elicit their participation in the remediation. We interviewed two reinsurers, one who received extensive information from MBIA, and one who had little contact with MBIA. Those interviews, as well as the documents, reveal that MBIA had detailed discussions with the majority of reinsurers and disclosed all material facts to all reinsurers.

2. No Nefarious Motive in How MBIA Structured Its Remediation

First, the transaction made good economic and business sense. At the time, US Air was downsizing its fleet of Boeing 737s. MBIA wanted to negotiate with US Air quickly, before others who leased Boeings to the airline, to persuade US Air to keep MBIA’s 21 Boeings. This would allow MBIA to avoid an economic loss. If MBIA had done nothing during the 21 months of liquidity payments and, instead, had awaited a claim to pay off the A notes, MBIA ultimately could have been in a much worse position, holding rejected aircraft or aircraft with lease rates too low to avoid an economic loss.

Second, lawyers and an airline financing consultant, not accountants, thought of the strategy to foreclose on the trust — in the course of which MBIA purchased the A notes—and take possession of the underlying ETCs. MBIA’s outside counsel and consultant on the deal informed us that accounting issues played no role in their development of a remediation strategy. They confirmed that the overarching consideration was maximizing the value of the 21 planes, and that this strategy was in MBIA’s best interest. They did not interact with MBIA accounting personnel. MBIA personnel confirmed that outside counsel and the consultant on the deal devised the strategy.

Third, to the extent accounting issues were raised, they were raised later in the transaction and were not the driving force of the remediation strategy. The documents do not mention accounting issues as a consideration in evaluating the remediation strategy.

Finally, by foreclosing on the Trust, MBIA was able to address the limits of the minimum lease provision, which is set forth in the Trust Indenture, and eliminate the Trustee, who had little interest in negotiating aggressively on MBIA’s behalf.

3. No Nefarious Motive in Accounting for the Transaction as an Investment

First, senior executives approved the “Action Plan” for the remediation strategy based on the assumption that the transaction would be accounted for as a paid loss, which suggests that MBIA was not concerned about the accounting treatment.

Second, although the ultimate statutory accounting decision was presumptively wrong, it had a rational basis. This was the first time that MBIA had made a payment voluntarily, without awaiting a claim on its policy. Accounting witnesses told us that they believed that no claim meant that there was no paid loss for statutory accounting purposes. An accountant at MBIA cited the applicable statutory accounting principle, SSAP 55, and explained that MBIA interpreted that section to require that a claim be filed in order to account for the remediation as a paid loss. SSAP 55, paragraph 4, states, “[c]laims, losses, and loss/claim adjustment expenses shall be recognized as expense when a covered or insured event occurs. In most instances, the covered or insured event is the occurrence of an incident which gives rise to a claim or the incurring of costs. For claims made type policies, the covered or insured event is the reporting to the entity of the incident that gives rise to a claim.”

Third, the statutory accounting merely shifted the geography of where those facts were reported. There was no disadvantage to MBIA in accounting for this transaction as a paid loss. Accounting for the payment as an investment impacted where the numbers were reported within the schedules (which are filed with the Insurance Department). It does not appear that the shift in geography benefited MBIA in any material way, nor does it appear that decision makers chose this strategy in order to change the geography.

Fourth, calling this an investment and not a loss would not have affected how ratings agencies viewed the company. The details of the transaction were revealed on the schedules. Ratings agencies would have had the information regardless of whether this was called an investment. Although accounting for the transaction as an investment increased MBIA’s statutory surplus, the difference was not material, per our January 23, 2007 meeting with the Insurance Department.

Fifth, at a minimum, the details of the remediation, including the facts that MBIA received reinsurer payments and that MBIA accounted for the transaction as an investment, were fully disclosed in MBIA’s 2002 10-K and in a February 4, 2003 press release.

Finally, we have determined that, for GAAP purposes, MBIA should have used FAS 13 instead of FAS 115 in its accounting treatment of its investment. MBIA’s accounting consultants agree. If MBIA had applied FAS 13, however, the difference in MBIA Inc.’s earnings per share would have been immaterial.

4. No Evidence that MBIA Acted Improperly In Concluding the Assets Were Not Impaired in 2002

First, MBIA’s outside consultant helped derive the figures. There is no basis to conclude that he would have been complicit in any attempt to manipulate MBIA’s income statement. He told us that MBIA compared its figures against numbers culled from objective sources – S&P historical data and third-party appraisers. MBIA used figures that were even more conservative than the S&P data. Appraisals also tested the value of the collateral and concluded that, based on the present value of the airplanes, MBIA would incur no loss.

Second, we found no evidence of a nefarious motive in choosing the 5.68% discount rate. MBIA used the same discount rate – which is based on the yield of its investment portfolio – for all of its cash flow analyses. There is a reasonable rationale for using the figure: opportunity cost. If MBIA had made a payment, it would have used funds that would otherwise have been invested through its investment portfolio. Although the discount rate was low, MBIA compensated for this to a certain degree when it “stressed” other factors, such as the lease remarketing rates, by using more conservative figures. One reinsurer told us that it similarly had used the return rate on its own investment portfolio when it analyzed MBIA’s cash flow analysis.

5. No Evidence that MBIA Made Any Material Misrepresentations to Reinsurers

First, we know that although MBIA voluntarily paid off the A notes, without awaiting any claim on MBIA’s policy, MBIA made full disclosure when asking reinsurers to pay. Witnesses from both MBIA and one of the reinsurers cited the “follow the fortunes” language in Article 12 of the treaties, which suggested reinsurers were legally obliged to pay even in the absence of a claim on MBIA’s policy. This undermines any incentive to misrepresent that a claim had been filed. In the December 2002 Notices of Payment that MBIA sent to reinsurers, MBIA told reinsurers that it had made a “loss settlement payment” in connection with the policy. A “Loss” by definition requires reinsurers to pay if a claim is filed on MBIA’s policy pursuant to Articles 6 and 9 of the treaties; however, there is no clear definition of a “loss settlement payment.” We found no evidence that the term “loss settlement payment” was intended to misrepresent that a claim had been filed or to mislead reinsurers in any material way. The majority of reinsurers (4 reinsurers contributing 91% of the reinsurance) had extensive details of the remediation strategy as early as October 2002 and knew that this was a voluntary payment (i.e., that no claim had been filed on MBIA’s policy). Witnesses from one of the reinsurers who had reinsured a large portion of the deal (33% of the reinsurance) confirmed during their interview that MBIA did not withhold any material information. Witnesses from a reinsurer who had little contact with MBIA and provided only 3% of the reinsurance on the deal told us the same, and specifically told us that they knew, before they paid, that no claim had been filed on MBIA’s policy.

Second, the reinsurers did not rely on MBIA’s accounting treatment of the remediation. Some documents suggest that MBIA had advised some of the reinsurers that it would account for the transaction as a “loss settlement,” which might be interpreted to mean that MBIA would account for the transaction as a paid loss rather than as an investment. Reinsurers told us that MBIA’s accounting treatment was informative but did not determine how the reinsurers accounted for the transaction on their own books. MBIA’s accounting treatment, in fact, does not appear to have been material to any reinsurer. One of the reinsurers advised us that it was more concerned about incurring no economic loss than about MBIA’s accounting treatment. Another reinsurer advised us that although it did not know that MBIA was going to account for the transaction as an investment when it paid MBIA, MBIA’s accounting treatment would not have mattered to the reinsurer.

Finally, we found that MBIA did not intentionally misrepresent to any reinsurers that MBIA and the reinsurers would incur no economic loss from their participation in this remediation. MBIA told the four largest reinsurers on the deal that it expected no economic loss on the remediation. Of those four, the two who contributed the majority of reinsurance on the deal were able to verify MBIA’s calculations and determine for themselves whether they would incur any economic loss. Those two reinsurers received the data underlying MBIA’s conclusions, including the cash flow analysis.

IV. REVIEW OF THE DESIGN AND IMPLEMENTATION OF THE AUDIT COMMITTEE REVIEW

A. Historic Overview

Our review determined that the following occurred:

MBIA’s Independent Directors hired Promontory Financial Group in May 2005. The objective of the engagement was for Promontory “to review special issues of concern to the independent directors as well as to analyze MBIA’s risk management infrastructure, compliance organization and monitoring systems, internal audit functions, governance process, and records management and other controls.” The “special issues” of concern were AHERF, credit linked swaps, Channel Re relationship, loss reserves, accounting for premiums and fees, and the Capital Asset relationship. Promontory viewed part of its goals as identifying gaps between existing MBIA practices and best practices.

The Promontory personnel assigned to head this assignment were well qualified. Promontory spent over 7 months working on the assignment. It conducted approximately 99 witness interviews and reviewed a substantial number of MBIA documents and policies.

Promontory’s work reviewed the following areas:

•	corporate governance

•	credit risk management

•	market risk management

•	operational/risk compliance

•	finance/reinsurance

•	internal audit

•	information technology

•	records management.

In November 2005, Promontory made presentations to MBIA’s board and senior management. Promontory made a set of 44 recommendations to MBIA for implementation. MBIA’s board accepted all of Promontory’s recommendations.

MBIA organized a “Project Governance Team Structure” to operationalize and implement the Promontory recommendations accepted by the board. The project was sponsored by a senior executive and the Team was headed by another senior executive with significant management consulting experience. The Team was responsible for reporting to the board periodically to update the board on the implementation. Promontory was not involved in the implementation or review of the specific procedures adopted by MBIA in response to Promontory’s recommendation.

The MBIA Team developed a detailed plan to operationalize the Promontory recommendations. This included identifying the appropriate activity to address the recommendation, and assigning responsibility and a deadline to ensure proper completion of the activity. The Team also assigned Internal Audit or another group to review the completed task as a check to make sure the recommendation had been properly implemented.

MBIA has completed the implementation of the Promontory recommendations, although some of the implementation involves ongoing tasks.

B. Summary of Findings

We reviewed the design of the compliance review conducted by Promontory during 2005 on behalf of MBIA’s Independent Directors. We also reviewed the company’s implementation plan and its actual implementation of the Promontory recommendations. We have concluded that the Audit Committee’s review was reasonably designed and implemented.

Some of the key changes implemented by MBIA as a result of Promontory’s recommendations include:

•	establishing and filling a Head of Accounting Policy position

•	completing an accounting policy manual

•	creating a monitoring program where accounting principles and applications (including disclosure) are periodically reviewed for application to MBIA

•	appointing a Head of Internal Audit

•	revising the internal audit manual and procedures

•	appointing a Head of Compliance

•	revising compliance policies and procedures

•	developing a system-wide risk framework for the company; and

•	revising the record management policy to include all entities within MBIA, and centralizing documents.

MBIA’s board and senior management appear to have taken the Promontory recommendations very seriously. The implementation plan by management was well organized, comprehensive and well monitored. Additionally, various units within MBIA brought in outside expertise to help develop the appropriate implementation plan or policy for the recommendation (e.g., compliance brought in outside counsel with expertise). The board also took seriously its responsibility that management regularly report to it concerning the progress of the implementation, which had the effect of ensuring responsibility at the management level. All those we spoke to at MBIA viewed the Promontory process and implementation resulting therefrom as comprehensive and worthwhile (albeit time consuming).

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